Exhibit 10.17
SILVACO GROUP, INC.
EXECUTIVE SEVERANCE PLAN
AND SUMMARY PLAN DESCRIPTION
This Executive Severance Plan (this “Plan”) is adopted by Silvaco Group, Inc., a Delaware corporation (the “Company”), effective (the “Effective Date”) on the date approved by the Board of Directors of the Company (the “Board”). This Plan replaces in its entirety any prior severance agreements, policies, understanding, or plans, agreed to by any Executive and the Company. For the avoidance of doubt, this Plan controls over any severance benefits, equity award agreements, employee benefit plans, or other conflicting terms included or referenced within an Executive’s employment offer/agreement or continued employment agreement(s), except as set forth in Section 17(a).
The Compensation Committee (the “Committee”) of the Board may, in its sole and absolute discretion, designate executive employees of the Company to participate in the Plan. For purposes of this Plan, all references to the Company shall include the Company’s affiliates and subsidiaries unless the context otherwise requires.
This Plan is designed to be an unfunded “employee welfare benefit plan,” as defined in Section 3(1) of ERISA and, accordingly, the Plan is governed by ERISA. This document, together with the Participation Agreement, constitutes the official Plan document and summary plan description.
RECITALS
The Committee realizes it is beneficial for all parties that the employment separation process and associated benefits be as clear as possible between the Executive and the Company so misunderstandings can be avoided, whether that separation is the result of an involuntary termination as a result of a Change in Control or otherwise. The Committee has also determined that it is in the best interests of the Company and its stockholders to assure that the Company shall have the continued dedication and objectivity of the Executive, notwithstanding the possibility, threat or occurrence of a CIC of the Company.
Certain capitalized terms used in this Plan are defined in Section 9 below.
PLAN
1.    General.
(a)    Plan Administration. The Plan shall be administered by the Committee. The Committee shall have the authority to interpret the Plan, designate executive employees of the Company to participate in the Plan, and to make any and all other determinations necessary or advisable for the administration of the Plan. The Committee shall have the authority to amend the Plan at any time and for any reason; provided, however, that except as otherwise permitted by the Plan or as required to comply with any applicable law, regulation or rule, any amendment thereof shall not have a material adverse effect on an Executive’s benefits under the Plan without the Executive’s consent. The Committee may delegate any and all of its powers and responsibilities hereunder to other persons and such persons shall have the full authority to exercise the duties so delegated.
2.    Participation. The Committee will select the executive employees who will be eligible to participate in the Plan and will deliver a letter agreement to each such executive employee, substantially in the form attached hereto as Exhibit A (the “Participation Agreement”), informing the executive employee that he or she is eligible to participate in the Plan. Each executive employee who receives a Participation Agreement and makes the representations in such Participation Agreement by returning the signed and unmodified Participation Agreement within 30 days of the date of the Participation Agreement (unless specified otherwise in the Participation Agreement) to the General Counsel of the Company (unless specified otherwise in the Participation Agreement) shall become a participant in the Plan (each such individual is referred to as an “Executive”). In addition, as a pre-condition to the Executive’s participation on the Plan, the Executive will be required to have executed the Employee Arbitration Agreement in the form attached hereto as Exhibit B.
3.    At-Will Employment. An Executive’s employment with the Company is “at-will” employment and may be terminated by the Company at any time with or without Cause or notice. This Plan does not create any right to continued employment. Further, the Executive’s job performance or promotions, commendations, bonuses or the like from the Company do not give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his or her employment with the Company.
4.    IPO Benefit. If Executive becomes a participant of the Plan prior to the closing of an IPO prior to a Change of Control, the Executive shall be entitled to accelerated time-based vesting of the Executive’s Specified IPO Percentage set forth in Executive’s Participation Agreement of the then unvested portion of the Executive’s RSU award(s) outstanding as of the closing of the IPO, subject to the Executive’s continued employment through such closing. The unvested portion of the RSU award(s) that is not subject to acceleration of time-based vesting shall remain outstanding subject to continued time-based vesting. This benefit shall not apply to RSUs which have a vesting start date at or following the closing of an IPO.
5.    Non-Change in Control Termination. If the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Non-CIC Good Reason (a “Non-CIC Involuntary Termination”), such termination does not occur within the CIC Period, and the Executive complies with the terms of this Plan and the Participation Agreement, Executive shall be eligible to receive the following payments and benefits.
(a)    A cash severance payment equal to the sum of the Executive’s Monthly Base Salary multiplied by the number of months set forth in the Executive’s Participation Agreement plus the Pro Rata Full Target Bonus Amount. Such cash severance payment shall be paid in two equal payments each subject to standard payroll deductions and withholdings, with the one-half paid on the first payroll date following the date the Release executed by the Executive and returned to the Company in accordance with Section 8 becomes effective (the effective date of the Release, the “Release Date”) and one-half paid on the first payroll date following the six-month anniversary following the Release Date, but in no event shall any such payment be made later than March 15th of the calendar year following the calendar year in which the Non-CIC Involuntary Termination occurs.
(b)    The Company shall, at the Company’s expense, for the period of time ending on the earlier to occur of (i) the completion of the number of months set forth in the Executive’s Participation Agreement, (ii) the expiration of the Participant’s eligibility for the continuation coverage under COBRA and (iii) the date on which the Executive becomes eligible to receive healthcare coverage from a subsequent employer or other source (the “Benefit Continuation Period”), pay for the entire cost of continued coverage under the Company’s group medical plans pursuant to COBRA as if the Executive’s employment had not been terminated, or reimburse the cost of such medical coverage, provided that (A) such Executive completes and timely files all necessary COBRA election documentation, which will be sent to such Executive after the date of termination of employment, and (B) in the event the Company provides reimbursement rather than direct payment to the carrier(s), during any COBRA period such Executive continues to make all required premium payments required by COBRA. The Company may include the fair market value of the cost of such coverage in the Executive’s taxable income. Notwithstanding the foregoing, if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the Benefit Continuation Period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or the Company is otherwise unable to continue to cover such Executive under its group health plans without a fine or penalty to the Company or the Executive under applicable law (including without limitation, Section 2716 of the Public Health Service Act) or due to unwillingness of the applicable group health plan’s insurer to allow such coverage, then, in either case, an amount equal to the COBRA premium as in effect as of such date shall thereafter be paid to such Executive in substantially equal monthly installments over the remainder of the Benefit Continuation Period (which payments will be taxable compensation to the Executive) and which shall be paid regardless of any Executive election of COBRA coverage or continued eligibility for COBRA coverage. For purposes of this Section, any applicable COBRA premiums that are paid by the Company shall not include any amounts payable by executive under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the Executive’s sole responsibility. Each Executive agrees to promptly notify the Company as soon as the Executive becomes eligible for health insurance coverage in connection with new employment or self-employment or from another source.
(c)     The then-unvested portion of any of such Executive’s Company equity incentive awards that were granted pursuant to the Stock Plans that are outstanding immediately prior to such termination of employment and that vest solely based on the passage of time subject to continued service (“Unvested Equity Awards”) shall be credited with additional time-based vesting immediately prior to such termination equal to the Executive’s Specified Non-CIC Percentage set forth in the Executive’s Participation Agreement multiplied by the amount of such Unvested Equity Awards (but each such award shall not vest in excess of 100% of the shares subject to the award); provided, that if the Executive terminates employment before the date identified in the termination notice provided by the Company (unless this condition is waived by the Company) or the Executive fails to timely execute or revokes the Release, all such accelerated vested awards shall be forfeited upon such failure or revocation.
6.    CIC Termination. If (i) the Executive’s employment with the Company is terminated by the Executive with CIC Good Reason or by the Company without Cause, (ii) such termination occurs within the CIC Period (a “CIC Involuntary Termination”), and (iii) the Executive complies with the terms of this Plan and the Participation Agreement, the Executive shall be eligible to receive the following payments and benefits.
(a)    A cash severance payment equal to the sum of the Executive’s Monthly Base Salary multiplied by the number of months set forth in the Executive’s Participation Agreement plus the Pro Rata Full Target Bonus Amount. Such cash severance payment shall be paid, subject to standard payroll deductions and withholdings on the first payroll date following the date the Release executed by the Executive and returned to the Company in accordance with Section 8 becomes effective, but in no event shall any such payment be made later than March 15th of the calendar year following the calendar year in which the CIC Involuntary Termination occurs.
(b)    The Company shall, at the Company’s expense, for the period of time ending on the earlier to occur of (i) the completion of the number of months set forth in the Executive’s Participation Agreement, (ii) the expiration of the Participant’s eligibility for the continuation coverage under COBRA and (iii) the date on which the Executive becomes eligible to receive healthcare coverage from a subsequent employer or other source (the “CIC Benefit Continuation Period”), pay for the entire cost of continued coverage through the Company’s group medical plans pursuant to COBRA as if the Executive’s employment had not been terminated, or reimburse the cost of such medical coverage, provided that (A) such Executive completes and timely files all necessary COBRA election documentation, which will be sent to such Executive after the date of termination of employment, and (B) in the event the Company provides reimbursement rather than direct payment to the carrier(s), during any COBRA period, such Executive continues to make all required premium payments required by COBRA. The Company may include the fair market value of the cost of such coverage in the Executive’s taxable income. Notwithstanding the foregoing, if (A) an Executive becomes ineligible for COBRA coverage during the CIC Benefit Continuation Period, (B) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the CIC Benefit Continuation Period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), or (C) the Company is otherwise unable to continue to cover such Executive under its group health plans without a fine or penalty to the Company or the Executive under applicable law (including without limitation, Section 2716 of the Public Health Service Act) or due to unwillingness of the applicable group health plan’s insurer to allow such coverage, then, in each case, an amount equal to the COBRA premium as in effect as of such date shall thereafter be paid to such Executive in substantially equal monthly installments over the remainder of the CIC Benefit Continuation Period (which payments will be taxable compensation to the Executive) and which shall be paid regardless of any Executive election of COBRA coverage or continued eligibility for COBRA coverage. For purposes of this Section, any applicable COBRA premiums that are paid by the Company shall not include any amounts payable by executive under an Internal Revenue Code Section 125 health care reimbursement plan, which amounts, if any, are the Executive’s sole responsibility. Executive agrees to promptly notify the Company as soon as the Executive become eligible for health insurance coverage in connection with new employment or self-employment or from another source.
(c)    Executive’s Unvested Equity Awards shall be credited with additional time-based vesting immediately prior to such termination equal to the Executive’s Specified CIC Percentage set forth in the Executive’s Participation Agreement multiplied by the amount of such Unvested Equity Awards (but each such award shall not vest in excess of 100% of the shares subject to the award); provided, that if the Executive terminates employment before the date identified in the termination notice provided by the Company (unless this condition is waived by the Company) or the Executive fails to timely execute or revokes the Release, all such accelerated vested awards shall be forfeited upon such failure or revocation.
To the extent an Executive is entitled to any payments or benefits set forth in this Section 6, such Executive shall not be entitled to any payments or benefits set forth in Section 5, such that there will be no duplication of benefits provided under the Plan. If an Executive becomes eligible for severance benefits under both Section 5 and Section 6, the Executive shall receive the benefits set forth in this 5 reduced by any benefits previously provided under Section 5.
7.    Other Terminations. In the event an Executive’s employment with the Company is terminated in any circumstance not addressed in Section 5 or Section 6 (for example, if the Executive’s employment is terminated by the Company for Cause OR the Executive voluntarily terminates or resigns employment without Non-CIC Good Reason or CIC Good Reason, or in the event of the Executive’s death or disability), the Executive (or the Executive’s estate, as applicable) shall not be entitled to any benefits under the Plan.

8.    Conditions to Receiving Benefits. An Executive’s receipt of the benefits in Sections 5 and 6 of this Plan will be conditioned upon and subject in all cases to:
(a)    The Executive executing, delivering to the Company and allowing to become effective, a waiver and release of claims in a form substantially similar to that attached hereto as Exhibit C (the “Release”), within the applicable deadline set forth therein following the Executive’s Non-CIC Involuntary Termination or CIC Involuntary Termination and permitting the Release to become effective in accordance with its terms, which effective date of the Release may not be later than 60 days following the date of the Executive’s Non-CIC Involuntary Termination or CIC Involuntary Termination, as applicable.
(b)    The Executive’s compliance with the Executive’s continuing obligations to the Company under this Plan and any other written agreement(s), including but not limited to, any applicable invention assignment and confidentiality agreement or similar agreement between the Company and the Executive;
(c)    The Executive’s resignation from all offices, directorships, trusteeships, and Board positions then held by the Executive at the Company and its subsidiaries and affiliates, with such resignations to be effective upon the date of the Executive’s Non-CIC Involuntary Termination or CIC Involuntary Termination, as applicable, unless otherwise requested by the Company.
9.    Definitions.
(a)    Cause. Solely for purposes of the Plan, “Cause” means:
(i)    the Executive’s willful failure to materially perform the Executive’s duties;
(ii)    the Executive’s material violation of any of the Company’s written employment policies or material breach of any written agreement or covenant with the Company, including, but not limited to, any applicable invention assignment and confidentiality agreement or similar agreement between the Company and the Executive;
(iii)    the commission by the Executive of acts satisfying the elements of (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud;
(iv)    any material violation of the Company’s code of conduct (which the Executive will certify they have read and understood on a yearly basis) or other written employment policies, or misconduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries or affiliates if the Executive were to continue to be employed in the same position; or
(v)    the Executive’s willful failure to cooperate with an investigation authorized by the Company or initiated by a governmental or regulatory authority, in either case, relating to the Company, its business, or any of its directors, officers or employees.

(b)    Change in Control or CIC. Solely for purposes of the Plan, “Change in Control” or “CIC” shall mean the occurrence of any of the following events:
(i)    the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization fifty percent (50%) or more of the voting power of the outstanding securities of each of (A) the continuing or surviving entity and (B) any direct or indirect parent corporation of such continuing or surviving entity;
(ii)    the consummation of the sale, transfer or other disposition of all or substantially all of the Company’s assets or the stockholders of the Company approve a plan of complete liquidation of the Company; or
(iii)    a transaction or series of transactions by which a “person” (as defined below) by the acquisition or aggregation of securities becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company.
For purposes of the definition of “Change of Control” or “CIC”, the term “person” shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (1) a trustee or other fiduciary holding securities under an employee benefit plan maintained by the Company or a Parent or Subsidiary, (2) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Stock, and (3) Katherine S. Ngai-Pesic (the “Principal Stockholder”) or Family Members of the Principal Stockholder (as defined below), any custodian or trustee wholly for the account or benefit of the Principal Stockholder or any such Family Members, or any trust, partnership, limited liability company or other entity wholly for the benefit of, or the ownership interests of which are owned wholly by, the Principal Stockholder or any such Family Members. For purposes herein, a “Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships.
Notwithstanding the foregoing, the term “Change in Control” or “CIC” shall not include (a) a transaction the sole purpose of which is to change the state of the Company’s incorporation, (b) a transaction the sole purpose of which is to form a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction, or (c) a transaction the sole purpose of which is to make an initial public offering of the Company’s Stock.
(c)    CIC Period. Solely for purposes of the Plan, "CIC Period" means the period beginning on the date that is three (3) months prior to the consummation of a CIC and ending on the twelve (12) month anniversary of the consummation of a CIC.

(d)    COBRA. COBRA means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the validly issued regulations and other binding guidance thereunder and any similar statute or law under state law.
(e)    Code. Code means the Internal Revenue Code of 1986, as amended, and the validly issued regulations and other binding guidance thereunder.
(f)    CIC Good Reason. Solely for purposes of the Plan, “CIC Good Reason” means the occurrence of one or more of the following without the Executive’s written consent:
(i)    a material reduction by the Company of the Executive’s base salary as in effect immediately prior to such reduction (other than a proportionate reduction in connection with a general reduction of compensation to similarly situated Executives not to exceed 10%);
(ii)    a non-temporary relocation of the Executive’s business office to a location that increases the Executive’s one-way commute by more than 50 miles from the primary location at which the Executive performed duties immediately prior to such relocation, other than a relocation to the Company’s primary location in or within 15 miles of Santa Clara, California with at least one-hundred twenty (120) days prior notice to Executive;
(iii)    a material diminution in the Executive’s responsibilities, title, duties, and reporting lines; or
(iv)    a material breach by the Company or any successor entity of the Plan or any employment agreement between the Company and the Executive.
In order for an event to qualify as “CIC Good Reason,” the Executive must provide the Company (or its successor) with written notice of the acts or omissions constituting the grounds for “CIC Good Reason” within sixty (60) days of the initial existence of the grounds for “CIC Good Reason” and a reasonable cure period of thirty (30) days following the date of written notice (the “CIC Cure Period”), such grounds must not have been cured during such time, and the Executive must resign within thirty (30) days following the end of the CIC Cure Period.
(g)    ERISA. ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the validly issued regulations and other binding guidance thereunder.
(h)    Exchange Act. Exchange Act means the United States Securities Exchange Act of 1934, as amended, and the validly issued regulations and other binding guidance thereunder.
(i)    IPO. For purposes of the Plan, “IPO” means an underwritten public offering by the Company of its securities that is registered under the United States Securities Act of 1933, as amended.
(j)    Monthly Base Salary. Monthly Base Salary means the Executive’s annual base salary in effect immediately prior to the date of the qualifying termination of employment, ignoring any reduction that forms the basis for Non-CIC Good Reason or CIC Good Reason, as applicable, divided by twelve (12).
(k)    Pro-Rata Full Target Bonus Amount. Pro-Rata Full Target Bonus Amount means the Executive’s pro-rata amount of her or his full target annual bonus in the performance year of termination assuming 100% of the target was achieved for such performance year multiplied by the quotient of the number of days Executive was employed by the Company in the performance year prior to the termination date divided by 365.
(l)    Non-CIC Good Reason. Solely for purposes of the Plan, “Non-CIC Good Reason” means the occurrence of one or more of the following without the Executive’s written consent:
(i)    a material reduction by the Company of the Executive’s base salary as in effect immediately prior to such reduction (other than a proportionate reduction in connection with a general reduction of compensation to similarly situated Executives not to exceed 10%); or
(ii)    a non-temporary relocation of the Executive’s business office to a location that increases the Executive’s one-way commute by more than 50 miles from the primary location at which the Executive performed duties immediately prior to such relocation, other than a relocation to the Company’s primary location in or within 15 miles of Santa Clara, California with at least one hundred twenty (120) days prior notice to Executive; or
(iii)     a material breach by the Company or any successor entity of the Plan or any employment agreement between the Company and the Executive.
In order for an event to qualify as “Non-CIC Good Reason,” the Executive must provide the Company (or its successor) with written notice of the acts or omissions constituting the grounds for “Non-CIC Good Reason” within sixty (60) days of the initial existence of the grounds for “Non-CIC Good Reason” and a reasonable cure period of thirty (30) days following the date of written notice (the “Non-CIC Cure Period”), such grounds must not have been cured during such time, and the Executive must resign within thirty (30) days following the end of the Non-CIC Cure Period.
(m)    Stock Plans. Solely for purposes of the Plan, “Stock Plans” means the Company’s 2014 Stock Incentive Plan, as amended from time to time, or its successor(s).
10.    Limitation on Payments.
(a)    In the event that the severance and other benefits provided for in this Plan or otherwise payable to the Executive as a result of a CIC Termination (i) constitute “parachute payments” within the meaning of Section 280G of Code and (ii) but for this Section 10, would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive’s severance and other benefits shall be either: (A) delivered in full, or (B) delivered as to such lesser extent which would result in no portion of such severance and other benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Executive on an after-tax basis, of the greatest amount of severance and other benefits, notwithstanding that all or some portion of such severance and other benefits may be taxable under Section 4999 of the Code.
(b)    If a reduction in severance and other benefits constituting “parachute payments” as defined in Section 280G of the Code is necessary so that benefits are delivered to a lesser extent, reduction shall occur in the following manner:
(i)    first a pro-rata reduction of cash payments subject to Section 409A of the Code as deferred compensation and cash payments not subject to Section 409A of the Code, and

(ii)    second a pro rata cancellation of (A) equity-based compensation subject to Section 409A of the Code as deferred compensation and (B) equity-based compensation not subject to Section 409A of the Code.
Reduction in either cash payments or equity compensation benefits shall be made pro-rata between and among benefits which are subject to Section 409A of the Code and benefits which are exempt from Section 409A of the Code. In the event that the accelerated vesting of equity awards is to be cancelled, such vesting acceleration shall be cancelled in the reverse chronological order of the Executive’s equity award grant dates.
(c)    Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 9 shall be made in writing by an accounting firm selected by the Company prior to the CIC (the “Accountants”), whose determination shall be conclusive and binding upon the Executive, the Company, and the acquiring company for all purposes. For purposes of making the calculations required by this Section 9, in consultation with and as approved by the Company immediately prior to the CIC, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 9. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 9.
11.    Section 409A. Notwithstanding anything to the contrary in this Plan, if the Company determines that the Executive is a “specified employee” within the meaning of Section 409A of the Code (“Section 409A”) at the time of the Executive’s termination of employment (other than due to death), then to the extent delayed commencement of any portion of the benefits to which the Executive is entitled pursuant to this Plan, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such benefits shall be delayed until the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of the Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, shall be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if the Executive dies following the Executive’s termination of employment but prior to the six (6) month anniversary of the Executive’s termination of employment, then any payments delayed in accordance with this paragraph shall be payable in a lump sum as soon as administratively practicable after the date of the Executive’s death and all other Deferred Compensation Separation Benefits shall be payable in accordance with the payment schedule applicable to each payment or benefit.
Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). Notwithstanding anything to the contrary in this Plan, no Deferred Compensation Separation Benefits payable under this Plan shall be considered due or payable until and unless the Executive has a “separation from service” within the meaning of Section 409A and to the extent required by Section 409A, if the period during which an Executive may review and execute the Release begins in one taxable year and ends in the next taxable year, the Deferred Compensation Separation Benefits will be paid in the second taxable year. Similarly, no severance payable to the Executive pursuant to this Plan that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) shall be payable until the Executive has a “separation from service” within the meaning of Section 409A.

The foregoing provisions are intended to comply with the requirements of Section 409A so that none of this Plan’s benefits shall be subject to the additional tax imposed under Section 409A, and any ambiguities herein shall be interpreted to so comply. The Company reserves the right to amend this Plan and to take such reasonable actions which are necessary, appropriate, or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A, provided that such amendment or action may not materially reduce the benefits provided or to be provided to the Executive under this Plan.
Notwithstanding anything herein to the contrary, the Company shall have no liability to the Executive or to any other person if the payments and benefits provided in this Plan that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant, as applicable.
12.    Successors.
(a)    Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Plan and agree expressly to perform the obligations under this Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Plan, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 12(a) or which becomes bound by the terms of this Plan by operation of law.
(b)    Executive’s Successors. The terms of this Plan and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
13.    Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given as follows (a) if sent by email, when sent, provided that (i) the subject line of such email states that it is a notice delivered pursuant to this Plan and (ii) the sender of such email does not receive a written notification of delivery failure, (b) if sent by a well-established commercial overnight service, on the date of delivery, or, if earlier, one (1) day after being sent, (c) if sent by registered or certified mail, three (3) days after being mailed, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:	Silvaco Group, Inc.
4701 Patrick Henry Drive, Building 23/24
Santa Clara, CA 95054
Attention: General Counsel
or to such other address or the attention of such other person as the recipient party has previously furnished to the other party in writing in accordance with this paragraph.
14.    Claims, Inquiries and Appeals.
(a)    Claim for Benefits. Any claim for benefits must be submitted to the Plan Administrator in writing by a claimant. The Plan Administrator is set forth below. If a claimant believes that he or she has been incorrectly denied a benefit or has not received the proper benefit under the Plan, then the claimant may submit a signed, written claim to the Plan Administrator (or its authorized delegate). The claimant may review any pertinent documents, other than those that are legally-privileged. The claimant may also designate in writing an authorized representative to act on his or her behalf. The Plan Administrator shall be able to establish such rules, policies and procedures, consistent with ERISA and the Plan, as it may deem necessary or appropriate in carrying out its duties.
(b)    Denial of Claims. The Plan Administrator will review the claimant’s claim and notify the claimant of its decision in writing or electronically within ninety (90) days after the Plan Administrator receives the claim. If, however, special circumstances require an extension of time, then the Plan Administrator will notify the claimant prior to the end of the initial ninety (90)-day period informing him or her of the extension. Any extension will not exceed an additional ninety (90)-days from the end of the initial ninety (90)-day period.
In the event that any claim for benefits is denied in whole or in part, the Plan Administrator will provide the claimant with written or electronic notice of the denial of the claim, and of the claimant’s right to review the denial. The notice of denial will be set forth in a manner designed to be understood by the claimant and will include the following:
(1)    the specific reason or reasons for the denial;
(2)    reference to the specific Plan provision(s) upon which the denial is based;
(3)    a description of any additional information or material necessary for the claimant to perfect the review and an explanation of why such information or material is necessary; and
(4)    an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a claim in arbitration, as described in section (d) below.
(c)    Request for a Review. Any person (or that person’s authorized representative) for whom a claim for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the claim is denied. A request for a review will be in writing and will be addressed to:
Silvaco Group, Inc.
4701 Patrick Henry Drive, Building 23/24
Santa Clara, CA 95054
Attention: General Counsel
A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the claimant feels are pertinent. The claimant (or the claimant’s representative) will have the opportunity to submit (or the Plan Administrator may require the claimant to submit) written comments, documents, records, and other information relating to the claimant’s claim. The claimant (or the claimant’s representative) will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim (other than those that are legally-privileged). The review will take into account all documents, records and other information submitted by the claimant (or the claimant’s representative)

relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.
(d)    Decision on Review. The Plan Administrator will act on each request for review within 60 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 60 days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished to the claimant within the initial 60-day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the claimant. In the event that the Plan Administrator confirms the denial of the claim for benefits, in whole or in part, the notice will set forth, in a manner designed to be understood by the claimant, the following:
(1)     the specific reason or reasons for the denial;
(2)    references to the specific Plan provisions upon which the denial is based;
(3)    a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and
(4)     a statement of the claimant’s right to bring a claim in arbitration.
(e)    Rules and Procedures. The Plan Administrator may establish such policies, rules and procedures, consistent with the Plan and with ERISA, as it deems necessary or appropriate in carrying out its fiduciary responsibilities in reviewing benefit claims. The Plan Administrator may require a claimant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the claimant’s own expense.
(f)    Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the claimant (i) has submitted a written claim for benefits in accordance with the procedures described above, (ii) has been notified by the Plan Administrator that the claim is denied, (iii) has filed a written request for a review of the claim in accordance with the appeal procedure described above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to a claimant’s claim or appeal within the relevant time limits, the claimant may bring a claim in arbitration for benefits under the Plan. In addition, no arbitration proceeding or any other action in law or equity shall be brought more than one (1) year after the Plan Administrator’s affirmation of a denial of the claim or the expiration of the appeal decision period if no decision is issued (for purposes of clarification, including (without limitation) if the claimant never request such a decision) pursuant to the claims review procedures described above. This one (1)-year statute of limitations on arbitration or any other legal action for benefits under this Plan shall apply in any forum where the claimant may initiate such a legal action.
15.    Basis Of Payments To And From Plan. All benefits under the Plan will be paid by the Company. The Plan will be unfunded and benefits hereunder will be paid only from the general assets of the Company.

16.    Other Plan Information.
(a)    Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Parent (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is . The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is .
(b)    Ending Date for Plan’s Fiscal Year. The date of the end of the Plan’s fiscal year for the purpose of maintaining the Plan’s records is December 31. The first Plan year is a short plan year commencing on the Effective Date and ending on December 31, 2024.
(c)    Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:
Silvaco Group, Inc.
c/o General Counsel
4701 Patrick Henry Drive, Building 23
Santa Clara, CA 95054
(d)    Plan Sponsor. The “Plan Sponsor” of the Plan is the Company. All notices and requests should be directed to:
Silvaco Group, Inc.
4701 Patrick Henry Drive, Building 23
Santa Clara, CA 95054
Attention: General Counsel
(e)    Plan Administrator. The “Plan Administrator” is the Committee (or such other entity as may be designated from time to time by the Committee) which is the named fiduciary (as that term is used in ERISA) charged with the responsibility for administering the Plan with regard to ERISA fiduciary functions. All notices and requests should be directed to:
Silvaco Group, Inc.
4701 Patrick Henry Drive, Building 23
Santa Clara, CA 95054
Attention: General Counsel
The telephone number for the Plan Administrator is (408) 567-1000.
(f)    Statement of ERISA Rights.
Participants in the Plan (which is a welfare benefit plan sponsored by the Parent) are entitled to certain rights and protections under ERISA. Executives participating in the Plan are considered participants in the Plan for the purposes of this Section and, under ERISA, such participants are entitled to:
Receive Information About Your Plan and Benefits
Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Plan Administrator may make a reasonable charge for the copies; and
Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.
Prudent Actions By Plan Fiduciaries
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of participants and other Plan participants and beneficiaries. No one, including the participant’s employer or any other person, may fire a participant or otherwise discriminate against a participant in any way to prevent a participant from obtaining a Plan benefit or exercising a participant’s rights under ERISA.
Enforcement of Participant Rights
If a participant’s claim for a Plan benefit is denied or ignored, in whole or in part, the participant has a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps a participant can take to enforce the above rights. For instance, if the participant requests a copy of Plan documents or the latest annual report from the Plan, if applicable, and does not receive them within 30 days, the participant may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay the participant up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.
If a participant has a claim for benefits that is denied or ignored, in whole or in part, the participant may file suit in a state or federal court. Notwithstanding the foregoing, please note that by voluntarily electing to participate in this Plan per the timely execution of the Participation Agreement, a participant has waived his or her right to file suit in court and instead agreed to arbitrate any claims for benefits under the Plan.
If a participant is discriminated against for asserting the participant’s rights, the participant may seek assistance from the U.S. Department of Labor, or the participant may file suit in a federal court. The court will decide who should pay court costs and legal fees. If the participant is successful, the court may order the person the participant has sued to pay these costs and fees. If the participant loses, the court may order the participant to pay these costs and fees, for example, if it finds the participant’s claim is frivolous.
Assistance With Participant Questions
If a participant has any questions about the Plan, the participant should contact the Plan Administrator. If the participant have any questions about this statement or about the participant’s rights under ERISA, or if the participant needs assistance in obtaining documents from the Plan Administrator, the participant should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the participant’s telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. A participant may also obtain certain publications about the participant’s rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
17.    Miscellaneous Provisions.
(a)    Prior or Subsequent Agreements. By accepting participation in the Plan, effective as of the Effective Date, of if later, the date an eligible executive executes and timely returns a Participation Agreement, such Executive irrevocably waives the Executive’s rights to any and all severance benefits (including vesting acceleration) that would be payable on a qualifying termination of employment, including in connection with a Change in Control, under any offer letter, employment agreement or other policy, plan or commitment, whether written or otherwise, with the Company that is in effect at such time. Effective as of the Effective Date, or if later, the date an eligible executive executes and timely returns a Participation Agreement, all other individual or group severance, separation pay, or salary continuation plans, arrangements, practices, policies or agreements otherwise applicable to the executive who has properly and timely executed a Participation Agreement are expressly superseded by this Plan except for changes to the Plan or Plan Documents as it applies to any certain Executive to the extent explicitly agreed to by such Executive and the Company in any separate written employment agreement or Participation Agreement with regards to certain changes to defined terms or benefits set forth in the Plan. All other individual severance, separation pay, and salary continuation arrangements or agreements otherwise applicable to an executive that are adopted after the date the Plan is first adopted are expressly superseded by this Plan, except for changes to the Plan or Plan Documents as it applies to any certain Executive to the extent explicitly agreed to by such Executive and the Company in any separate written employment agreement or Participation Agreement with regards to certain changes to defined terms or benefits set forth in the Plan.
(b)    Clawback; Recovery. All payments and severance benefits provided under the Plan will be subject to recoupment in accordance with any clawback policy that the Company adopts in accordance with the listing standards of any national securities exchange or association on which the Company’s securities are listed or as it deems is otherwise required by applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for “good reason,” “CIC Good Reason,” “Non-CIC Good Reason,” “constructive termination,” or any similar term under any plan, agreement or arrangement with the Company.
(c)    Exclusive Discretion. The Plan Administrator, in its fiduciary capacity and with regard to fiduciary-related functions, has full and exclusive discretion and authority to administer, construe and interpret the Plan and to decide any and all questions arising in connection with the operation of the Plan, including but not limited to interpreting ambiguous terms, provided, however that such authority shall not effect participant’s rights as set forth in Section 17(g). In addition, the Plan Administrator may do all things necessary or appropriate to effect the intent and purpose of the Plan whether or not such powers are expressly reserved in the Plan. Any determination by the Plan Administrator or its authorized delegate(s) will be final, conclusive and binding upon all employees, Executives or persons, and shall be given the maximum possible deference allowed by law. Similarly, the Company, in its settlor (non-fiduciary) capacity and with regard to settlor-related functions, has full and exclusive discretion and authority with regard to all settlor-related functions under the Plan.

(d)    Headings. All captions and section headings used in this Plan are for convenient reference only and do not form a part of this Plan.
(e)    Severability. The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(f)    Withholding. All payments made pursuant to this Plan shall be subject to withholding of applicable income and employment taxes.
(g)    Governing Law and Venue. The validity, interpretation, construction and performance of this Plan shall in all respects be governed by the laws of the State of California, without preference to principles of conflict of law. Except as otherwise required by law any dispute, claim, question or controversy arising under or relating to this Plan shall be resolved pursuant to the Employee Arbitration Agreement.
(h)    Survival. Those provisions and obligations of this Plan which are intended to survive shall survive notwithstanding termination of the Executive’s employment with the Company or any of its affiliates or subsidiaries or the termination of this Plan.
(i)    No Effect on Other Benefits. Benefits under this Plan, if any, shall not be counted as compensation for purposes of determining benefits under other benefit plans, programs, policies or agreements, except to the extent expressly provided therein or herein.
[Remainder of Page Intentionally Blank]

In witness whereof, Silvaco Group, Inc., by its duly authorized representative, has caused this Plan to be adopted.

SILVACO GROUP, INC.

By:	/s/ Babak Taheri

Name:	Babak Taheri, CEO

Date:	2/20/2024

EXHIBIT A
[COMPANY LETTERHEAD]
[DATE]
ELECTRONIC DELIVERY

[NAME]	[EMAIL]
Re:    Executive Severance Plan
Dear NAME OF EXECUTIVE :
Silvaco Group, Inc. (the “Company”) adopted the Silvaco Group, Inc. Executive Severance Plan (the “Plan”) to attract and retain qualified executives and to provide severance benefits to executives on certain terminations of employment. A participant in the Plan is eligible to receive severance benefits if his or her employment is terminated under certain circumstances, as described in the Plan.
The Compensation Committee of the Board of Directors has selected you to be a participant in the Plan, subject to your being an eligible employee on the date of your involuntary termination and the other terms and conditions set forth in the Plan. Specifically, you will receive severance benefits if your employment is terminated involuntarily by the Company other than for Cause or if you resign for CIC Good Reason or Non-CIC Good Reason, as such capitalized terms are defined in the Plan or in an employment agreement entered into between yourself and the Company, if such terms are specifically modified in such agreement in reference to the benefits in this plan. For purposes herein, if there is a discrepancy between the definition of such capitalized terms, the definitions of such terms of such employment agreement shall control. All other capitalized terms are as set forth in the Plan.
ALT 1 [If your employment is involuntarily terminated under the circumstances described above, you will be eligible for a payment equal to [XX] months of your then annual base salary and your Pro-Rata Full Target Bonus Amount, and a Specified Non-CIC Percentage of [XX]%, in each case subject to and payable in accordance with the Plan’s terms and conditions. If your involuntary termination occurs during the period that begins three (3) months before a change in control of the Company (as defined in the Plan) and ends twelve (12) months following the change in control of the Company, then your lump sum payment and the payment of your cost of COBRA premiums will be for a period of [XX] months instead of [XX] months, and a Specified CIC Percentage of [XX]%, in each case subject to the Plan’s terms and conditions.]
In addition, upon the closing of an IPO prior to a Change in Control, your Specified IPO Percentage shall be [XX]% of the then unvested portion of your RSU Awards (other than any awards for which the Vesting Start Date does not begin until or after the closing of the IPO).
A copy of the Plan is attached hereto as Annex A. Please sign below, acknowledging your receipt of a copy of the Plan and accepting your designation to participate in the Plan, and return to the Company’s [_______________] by email to [EMAIL] by [DATE].

Sincerely,

SILVACO GROUP, INC.

By:
Name:
Title:

I acknowledge receipt of a copy of the Plan and accept my designation as a participant under the terms and conditions of the Plan.

[NAME OF EXECUTIVE]

Signature

Date:

Exhibit B
EMPLOYEE ARBITRATION AGREEMENT
Silvaco Group, Inc. (“Company”) and the undersigned employee (“Employee”) hereby enter into this Employee Arbitration Agreement and agree that, to the fullest extent permitted by law, any and all claims or controversies between them (or between Employee and any present or former officer, director, agent, or employee of Company or any parent, subsidiary, or other entity affiliated with Company) relating in any manner to the employment or the termination of employment of Employee, including but not limited to the interpretation, applicability, or enforceability of this Agreement, shall be resolved by final and binding arbitration. Except as specifically provided herein, any arbitration proceeding shall be conducted in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (“the AAA Rules”), available at www.adr.org/rules or provided upon request by Company. Claims subject to arbitration shall include without limitation contract claims, tort claims, claims relating to compensation and stock options, as well as claims based on any federal, state, or local law, statute, or regulation, including but not limited to any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, and the Americans with Disabilities Act. Claims for unemployment compensation, workers’ compensation, claims under the National Labor Relations Act, and other claims excluded by law shall not, however, be subject to arbitration under this Agreement (“Excluded Claims”). Nothing in this Agreement shall be interpreted to mean that Employee is precluded from filing complaints with the U.S. Equal Employment Opportunity Commission (or state equivalent) or the National Labor Relations Board or from pursuing an individual or joint action in court alleging sexual assault or sexual harassment.
Employee and Company expressly intend and agree that: (a) class action and representative action procedures are hereby waived and shall not be asserted, nor will they apply, in any arbitration pursuant to this Agreement; (b) each will not assert class action or representative action claims against the other in arbitration or otherwise; and (c) Employee and Company shall only submit their own, individual claims in arbitration and will not seek to represent the interests of any other person. To the extent that a dispute involves both timely filed Excluded Claims and claims subject to arbitration under this Agreement, Company and Employee agree that the party bringing such claims will bifurcate and stay for the duration of the arbitration proceedings any such Excluded Claims.
A neutral and impartial arbitrator shall be chosen by mutual agreement of the parties; however, if the parties are unable to agree upon an arbitrator within a reasonable period, then a neutral and impartial arbitrator shall be appointed in accordance with the arbitrator nomination and selection procedure set forth in the AAA Rules. The arbitrator shall prepare a written decision containing the essential findings and conclusions on which the award is based to ensure meaningful judicial review of the decision. The arbitration proceedings will allow for reasonable discovery under the AAA Rules, and the arbitrator shall decide all discovery disputes. The arbitrator shall apply the same substantive law, with the same statutes of limitations and same remedies that would apply if the claims were brought in a court of law. The arbitrator shall have the authority to consider and decide pre-hearing motions, including dispositive motions.
Either Company or Employee may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Except as otherwise provided in this Agreement, neither party shall initiate or prosecute any lawsuit in any way related to any arbitrable claim, including without limitation any claim as to the making, existence, validity, or enforceability of an agreement to arbitrate. Provided, however, that either party may, at its option, seek injunctive relief in a court of competent jurisdiction.

This Agreement shall be governed by the Federal Arbitration Act to the extent allowed by law. In ruling on procedural and substantive issues raised in the arbitration itself, the Arbitrator shall in all cases apply the substantive law of the state of [California].
All arbitration hearings under this Agreement shall be conducted in Palo Alto, California unless prohibited by applicable law, in which case arbitration hearings shall be conducted within 30 miles of Employer’s primary worksite.
Company shall bear the costs of the arbitrator, forum and filing fees. Each party shall pay its own costs and attorney’s fees, unless a party prevails on a statutory claim, and the statute provides that the prevailing party is entitled to payment of its attorneys’ fees. In that case, the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party as provided by law.
This Agreement is not, and shall not be construed to create, any contract of employment, express or implied. This Agreement does not alter Employee’s at-will employment status. Either Employee or Company may terminate Employee’s employment at any time, for any reason or no reason, with or without prior notice.
If any provision of this Agreement shall be held by a court or the arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. The parties’ obligations under this Agreement shall survive the termination of Employee’s employment with Company and the expiration of this Agreement.
Company and Employee understand and agree that this Agreement contains a full and complete statement of any agreements and understandings regarding resolution of disputes between the parties, and the parties agree that this Agreement supersedes all previous agreements, whether written or oral, express, or implied, relating to the subjects covered in this Agreement. The parties also agree that the terms of this Agreement cannot be revoked or modified except in a written document signed by both Employee and the highest-level executive of Company.
THE PARTIES ALSO UNDERSTAND AND AGREE THAT THIS AGREEMENT CONSTITUTES A WAIVER OF THEIR RIGHT TO A TRIAL BY JURY OF ANY CLAIMS OR CONTROVERSIES COVERED BY THIS AGREEMENT. THE PARTIES AGREE THAT NONE OF THOSE CLAIMS OR CONTROVERSIES SHALL BE RESOLVED BY A JURY TRIAL.
THE PARTIES FURTHER ACKNOWLEDGE THAT THEY HAVE BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH THEIR LEGAL COUNSEL AND HAVE AVAILED THEMSELVES OF THAT OPPORTUNITY TO THE EXTENT THEY WISH TO DO SO.

EMPLOYEE:	Silvaco Group, Inc.

Signature:	Signature:

Print Name:	Print Name:

Date:	Print Title:

Date:

EXHIBIT C
FORM OF SEPARATION AGREEMENT AND RELEASE
SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (“Agreement”) is made by and between [NAME] (“Employee”) and Silvaco Group, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”) as of the Effective Date (as defined below) in connection with the Company’s Executive Severance Plan dated [date] (the “Plan”), to which this Release is attached and in which Employee participates pursuant to a Plan acknowledgment dated [date]. This is the “Release” referenced in the Plan. Terms with initial capitalization that are not otherwise defined in this Release have the meanings set forth in the Plan. The consideration for the Employee’s agreement to this Release consists of the severance compensation provided under, and subject to, the Plan’s terms and conditions. This Release is automatically tendered to the Employee upon the date of the termination of the Employee’s employment, if the Employee is eligible for severance benefits in connection with such termination pursuant to the Plan.
RECITALS
WHEREAS, Employee and the Company entered into a Proprietary Information and Inventions Agreement dated [date], as amended from time to time (the “Confidentiality Agreement”);
WHEREAS, Employee’s employment with the Company was terminated effective [date] (the “Termination Date”);
WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company;
NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:
COVENANTS
1.    Recitals. The Recitals set forth above are expressly incorporated into this Agreement.
2.    Consideration. Provided that this Agreement becomes effective and Employee complies with Employee’s obligations under this Agreement and the Confidentiality Agreement, the Company agrees to provide severance benefits in accordance with the Plan and as set forth in Attachment A to this Release.
3.    Benefits. Employee agrees that Employee’s participation in all benefits and incidents of employment (except as specifically provided on Exhibit A to this Release), including, but not limited to, vesting in stock, and the accrual of bonuses, vacation, and paid time off, ceased as of the Termination Date. Employee’s health and dental insurance benefits, if any, shall cease on the last day of [month in which termination occurs] 20[XX], subject to Employee’s right to continue Employee’s coverage under COBRA.

4.    Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee. Employee specifically represents that Employee is not due to receive any commissions or other incentive compensation from the Company other than as set forth in this Agreement.
5.    Release of Claims.1 Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:
a.    any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;
b.    any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
c.    any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; commission payments; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
d.    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; the California Family Rights Act; the California Labor Code; the California Business & Professions Code; the California Government Code;
1 Note to Draft: The Company reserves the right to update this release language in accordance with applicable state law or to account for changes in applicable law. Release to extend to all claims that could have accrued in any jurisdiction during the course of employment and that may lawfully be released.

the California Civil Code; the California Fair Employment and Housing Act; and any other similar statutes, regulations or laws;
e.    any and all claims for violation of the federal or any state constitution;
f.    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
g.    any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and
h.    any and all claims for attorneys’ fees and costs.
Employee specifically agrees that this Agreement includes without limitation any and all claims that were raised, or that reasonably could have been raised, under the applicable Wage Order, Labor Code sections 201, 202, 203, 212, 226, 226.3, 226.7, 510, 512, 515, 558, 1194, and 1198, as well as claims under the Business & Professions Code sections 17200, et seq. and Labor Code sections 2698, et seq., based on alleged violations of Labor Code provisions.  Employee further covenants that Employee will not seek to initiate any proceedings seeking penalties under Labor Code sections 2699, et seq. based upon the Labor Code provisions specified above.
Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. Employee represents that Employee has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this section.
Notwithstanding anything herein to the contrary, the general release of claims in this Section does not extend to claims by Employee for: (1) unemployment compensation benefits; (2) worker’s compensation benefits; (3) state disability compensation; (4) previously vested benefits under any the Company-sponsored benefits plan; (5) claims for indemnification pursuant to any applicable Director and Officer insurance policies held by the Company, CA Labor Code §2802 (to the extent applicable), or any other agreement or understanding regarding indemnification between the Parties; (6) claims related to the enforcement of this Agreement; or (7) any other rights or benefits that cannot by law be released by private agreement or, as a matter of law, may not be waived, including but not limited to unwaivable rights Employee might have under federal and/or state law. You shall be eligible for, and the Company will not dispute your eligibility for unemployment insurance benefits.
6.    Acknowledgment of Waiver of Claims under ADEA.2 Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that: (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has twenty-one (21)
2 Note to Draft: The Company reserves the right to amend in the event of a group termination, to include OWBPA waiver language, an extended consideration period, and required disclosures.

days within which to consider this Agreement; (c) Employee has seven (7) days following Employee’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that Employee has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the eighth day after Employee signs this Agreement. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.
7.    California Civil Code Section 1542. Employee acknowledges that Employee has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Employee, being aware of said code section, agrees to expressly waive any rights Employee may have thereunder, as well as under any other statute or common law principles of similar effect.
8.    No Pending or Future Lawsuits. Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that Employee does not intend to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.
9.    Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information; provided that Employee hereby acknowledges receipt of the following notice required pursuant to 18 U.S.C § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Employee affirms that Employee has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with Employee’s employment with the Company, or otherwise belonging to the Company.
10.    No Cooperation. Employee agrees that Employee will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes,

differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that Employee cannot provide counsel or assistance.
11.    Mutual Nondisparagement. Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Employee agrees to refrain from making, either directly or indirectly, any negative, damaging or otherwise disparaging communications concerning the Company’s services. Notwithstanding the foregoing, nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful. Additionally, nothing in this Agreement prevents Employee from responding to a peace officer's questions relating to an alleged criminal sexual offense or obscenity or making a statement, not initiated by Employee, in a criminal proceeding relating to an alleged sexual offense or obscenity. Employee shall not use any Company information that is confidential either under applicable law or the Confidentiality Agreement to which Employee had access during the scope of Employee’s employment with the Company in order to communicate with or solicit any of the Company’s current or prospective clients. Subject to Employee’s compliance with the terms set forth in this Section 11, the Company agrees to refrain from any disparagement, defamation, libel, or slander of Employee. Employee understands that the Company’s obligations under this paragraph extend only to the Company’s current executive officers and members of its Board of Directors, and only for so long as each officer or member is an employee or Director of the Company. Employee shall direct any inquiries by potential future employers to the Company’s human resources department, which shall use its best efforts to provide only the Employee’s last position and dates of employment.
12.    Protected Disclosure. Nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”).  In addition, nothing contained in this Agreement limits Employee’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including Employee’s ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to truthful testimony in litigation.  If Employee files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on Employee’s behalf, or if any other third party pursues any claim on Employee’s behalf, Employee waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action).
13.    Concerted Activity. Nothing in this Agreement, including but not limited to its non-disparagement and confidentiality provisions, is intended to preclude or dissuade Employee from engaging in activities protected by state or federal law (including under Section 7 of the National Labor Relations Act, if applicable), such as discussing wages, benefits, or other terms and conditions of employment or raising complaints about working conditions for the purpose of mutual aid or protection.  The Company will not construe this Agreement in a way that limits such rights.

14.    Litigation and Regulatory Cooperation.  During and after Employee’s employment, Employee shall cooperate fully and truthfully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Employee was employed by the Company, and (ii)  any investigation, whether internal or external.  Employee’s full and truthful cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions and to prepare for discovery or trial and to act as a witness on behalf of the Company.  During and after Employee’s employment, Employee also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Employee was employed by the Company.
15.    Confidentiality. This Agreement, its contents and all information pertaining to its negotiations shall remain confidential.  Employee agrees to not disclose this Agreement or its contents to any person, other than: (a) to Employee’s spouse or significant other and Employee’s legal or tax advisor (in each case, so long as Employee first obtains the agreement of any such individual(s) to maintain the confidentiality of this Agreement and its terms), (b) as may otherwise be required or permitted by law (including for the purposes described in the Concerted Activity section above), or (c) as may be necessary to challenge an alleged breach of this Agreement in a court of competent jurisdiction.
16.    Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Employee acknowledges and agrees that any material breach of this Agreement unless such breach constitutes a legal action by Employee challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement, shall entitle the Company to recover consideration provided to Employee under this Agreement and to obtain damages as determined by an arbitrator or court of competent jurisdiction, except as provided by law.
17.    No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.
18.    Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement, except as otherwise provided for in Employee’s Employment Agreement.
19.    Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on Employee’s behalf under the terms of this Agreement. Employee agrees and understands that Employee is responsible for payment, if any, of the employee portion of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.
20.    Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
21.    No Representations. Employee represents that Employee has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.
22.    Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
23.    Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.
24.    Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Confidentiality Agreement and the Stock Agreements.
25.    No Oral Modification. This Agreement may only be amended in a writing signed by Employee and a duly authorized representative of the Company.
26.    Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of California.
27.    Effective Date. Employee understands that this Agreement shall be null and void if not executed by Employee within twenty-one (21) days.  In the event that Employee signs this Agreement within twenty-one days, then the Company has seven days after such date to countersign the Agreement and return a fully-executed version to Employee. This Agreement will become effective on the eighth

(8th) day after Employee signed this Agreement, so long as it has been signed by the Company and has not been revoked by either Party before that date (the “Effective Date”).
28.    Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
29.    Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees. Employee acknowledges that:
(a)Employee has read this Agreement;
(b)Employee has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice or has elected not to retain legal counsel;
(c)Employee understands the terms and consequences of this Agreement and of the releases it contains; and
(d)Employee is fully aware of the legal and binding effect of this Agreement.
[Signature page follows; Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

[NAME], an individual

Dated:	______________, 20[XX]
[NAME]

SILVACO GROUP, INC.

Dated:	______________, 20[XX]	By
Name:
Its:

ATTACHMENT A
Severance Benefits
[As set forth in the Participation Agreement between Participant and the Company dated [date] 2024]